Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results of Stockholder Votes At Annual Meeting

All Proposals Approved, Including Changes to Certificate of Incorporation

LOS ANGELES, CA — (BUSINESS WIRE) — November 29, 2013 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported that the Company’s stockholders approved all of the proposals presented at the Annual Meeting on November 27, including the proposals to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock to 50,000,000 shares and authorize the Company to issue up to 5,000,000 shares of a new class of non-voting Common Stock.

As a result, on December 2, 2013 the Company’s 13,299 outstanding shares of Series F Common Stock Equivalents (the “Common Stock Equivalents”) will automatically convert into 13,299,000 shares of Common Stock, representing 66.02% of the Company’s total equity, and its 6,982 shares of Series G Non-Voting Preferred Stock (the “Series G Preferred”) will automatically convert into 698,200 shares of non-voting Common Stock, representing 3.47% of the Company’s total equity.  The Common Stock Equivalents automatically convert at the rate of 1,000 shares of Common Stock for each share of Common Stock Equivalents, and the Series G Preferred automatically convert at the rate of 100 shares of Common Stock for each share of Series G Preferred.

The Common Stock Equivalents and Series G Preferred had been issued on August 22, 2013 in exchange for: (i) all five series of the Company’s formerly outstanding preferred stock (Series A through E), with an aggregate liquidation value or preference of $17.6 million, including the TARP Preferred Stock that had been issued to the U.S. Department of the Treasury pursuant to the Capital Purchase Program component of the Treasury Department’s Troubled Asset Relief Program, (ii) all of the accumulated dividends on the TARP Preferred Stock, and (iii) $2.6 million principal amount of the Company’s bank debt, as part of a Recapitalization of the Company’s balance sheet.  The Company issued the Common Stock Equivalents, in lieu of Common Stock, because the Company did not have a sufficient number of authorized shares to complete the Recapitalization.

Chief Executive Officer, Wayne Bradshaw stated, “We are pleased to report that stockholders overwhelmingly supported our proposals presented at the Annual Meeting this week, in particular the proposals to amend our Certificate of Incorporation to increase the number of authorized shares of Common Stock and authorize the Company to issue shares of a new series of non-voting Common Stock.  As a result, our plan to simplify the equity portion of our balance sheet, which commenced with the recently completed Recapitalization, has now been fully realized.  For the foreseeable future, all of our equity securities will consist of either shares of Common Stock or non-voting Common Stock, as all of our series of outstanding preferred stock have been eliminated.  We believe that these changes to our capital structure will enhance our ability to access additional equity capital in the future.

Looking ahead, we are planning to continue rebuilding our loan portfolio to grow net interest income, as well as begin the process of negotiating an extension of the maturity of our subordinated debentures that mature in March 2014.  In conjunction with that extension, we plan to raise additional equity capital to strengthen the balance sheets of both the Company and the Bank, and provide capital for growth.

We wish to thank our stockholders again for their continued support, and we remain focused on continuing our efforts to resume growth for the Company and increase value for our stockholders.”

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com